American National Announces New Chief Accounting Officer

For more information, contact:
William W. Traynham
Chief Financial Officer
American National Bankshares Inc.
traynhamw@amnb.com
434.773.2242

Traded: NASDAQ Global Select Market        Symbol: AMNB

FOR IMMEDIATE RELEASE: January 12, 2016

DANVILLE, VA – American National Bankshares Inc. (American National – NASDAQ “AMNB”), parent company of American National Bank and Trust Company, is pleased to announce the addition of Cathy W. Liles to its bank staff. Liles began serving as Senior Vice President and Chief Accounting Officer on Jan. 4, 2016, and reports to Executive Vice President and Chief Financial Officer William W. Traynham.

“Cathy has a broad and deep background in accounting, auditing and banking that will prove immensely beneficial to us,” said Traynham. “We are excited to welcome her to American National. A vital part of managing our bank is measuring and reporting on our financial position and results, and Cathy will be critical in that process.”

Liles most recently served as Senior Vice President and Chief Financial Officer for Carter Bank & Trust. Previously, she worked as a partner in the accounting firm Dixon Hughes Goodman. She is a Certified Public Accountant and an alumna of Belmont Abbey College.

She currently serves as the Treasurer for both Smart Beginnings of Danville-Pittsylvania County and for Diamond Fever Softball, a Southside Virginia nonprofit girls’ fast-pitch softball program. She has completed eight years of service on the Board of Directors for Danville Community College and is presently the Immediate Past President.

About American National
American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.5 billion. Headquartered in Danville, Va., American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $733 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

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